EXHIBIT 99.2

BreitBurn GP, LLC and Subsidiaries
Consolidated Balance Sheet

	June 30,
	2008	December 31,
Thousands of dollars	(Unaudited)	2007
ASSETS
Current assets:
Cash and cash equivalents		$5,929
Accounts receivable		44,202
Non-hedging derivative instruments		948
Related party receivables	1	35,568
Inventory		5,704
Prepaid expenses		2,083
Intangibles - current portion		3,169
Other current assets		160
Total current assets	1	97,763
Equity investments		15,645
Property, plant and equipment
Oil and gas properties		1,910,941
Non-oil and gas assets		568
	-	1,911,509
Accumulated depletion and depreciation		(47,022)
Net property, plant and equipment	-	1,864,487
Other long-term assets
Intangibles		3,228
Other long-term assets		5,433

Total assets	$1	$1,986,556
LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable		$13,910
Book overdraft		1,920
Non-hedging derivative instruments		35,172
Revenue distributions payables		21,266
Related party payables		10,137
Accrued liabilities and other current liabilities		8,279
Total current liabilities	-	90,684
Long-term debt		370,400
Long-term related party payables		1,532
Deferred income taxes		3,074
Asset retirement obligation		27,819
Non-hedging derivative instruments		65,695
Other long-term liability		2,000
Total liabilities	-	561,204
Minority interests		1,424,327
Commitments and contingencies
Members' equity	1	1,025
Total liabilities and members' equity	$1	$1,986,556

See accompanying notes to consolidated balance sheet.

Notes to Unaudited Consolidated Financial Statements

1. Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. BreitBurn GP, LLC as the general partner of BreitBurn Energy Partners L.P. follows the successful efforts method of accounting for oil and gas activities. Depreciation, depletion and amortization (“DD&A”) of proved oil and gas properties is computed using the units-of-production method net of any estimated residual salvage values. For further information, refer to the consolidated balance sheet and the footnotes thereto as of December 31, 2007 as filed as Exhibit 99.1 in this Form 8-K on July 18, 2008.

2. Organization and Operations

BreitBurn GP, LLC (“BreitBurn GP” or the “General Partner”) is a Delaware limited liability company formed on March 23, 2006 for the purpose of becoming the general partner of BreitBurn Energy Partners L.P. (the “Partnership”). The Partnership was formed on the same date to acquire properties (the “Partnership Properties”) from its predecessor, BreitBurn Energy Company, L.P (the “Predecessor” or “BreitBurn Energy”). The Partnership engages in the acquisition, development, and production of oil and natural gas properties and conducts its operations through its wholly-owned subsidiaries BreitBurn Operating L.P. (“OLP”) and OLP’s general partner BreitBurn Operating GP, LLC (“OGP”). References in this filing to “we,” “our,” “us” or like terms refer to the General Partner, BreitBurn GP, LLC.

On June 17, 2008, the Partnership purchased 14,404,962 common units representing limited partnership interests in the Partnership (“Common Units”) from Provident Energy Trust (“Provident”) for a purchase price of $335,033,175 (the “Common Unit Purchase”). These units have been cancelled and are no longer outstanding. The Partnership also purchased Provident’s 95.55% limited liability company interest in BreitBurn Management Company, LLC (“BreitBurn Management”) for a purchase price of $9,966,825 (the “BreitBurn Management Purchase”). Also on June 17, 2008, the Partnership entered into a contribution agreement (the “Contribution Agreement”) with us, BreitBurn Management and BreitBurn Energy Corporation (“BreitBurn Corporation”), which is wholly owned by our Co-Chief Executive Officers, Halbert S. Washburn and Randall H. Breitenbach, pursuant to which BreitBurn Corporation contributed its 4.45% limited liability company interest in BreitBurn Management to the Partnership in exchange for 19,955 Common Units and BreitBurn Management contributed its 100% limited liability company interest in us to the Partnership. On the same date, the Partnership entered into Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership, pursuant to which the economic portion of our 0.66473% general partner interest in the Partnership was eliminated. As a result of these transactions (collectively, the “Purchase, Contribution and Partnership Transactions”), we and BreitBurn Management became wholly owned subsidiaries of the Partnership.

The Partnership incurred $0.6 million in transaction costs related to the Common Unit Purchase.

As the economic portion of our interest in the Partnership was eliminated on June 17, 2007 and we became a wholly owned subsidiary of the Partnership, the unaudited balance sheet at June 30, 2008 reflects the Partnership’s one thousand dollar membership interest in us.

In connection with the Purchase, Contribution and Partnership Transactions, BreitBurn Management entered into an Amended and Restated Administrative Services Agreement with BreitBurn Energy, pursuant to which BreitBurn Management will continue to provide administrative services to BreitBurn Energy, in exchange for a monthly fee of $775 thousand until December 31, 2008, at which time a fee will be negotiated in good faith by both parties. All of the costs not charged to BreitBurn Energy are now consolidated with the Partnership’s results.

On June 17, 2008, in connection with the Purchase, Contribution and Partnership Transactions, the October 10, 2006 Omnibus Agreement between us, the Partnership, Provident, Pro GP and BreitBurn Energy was terminated in all respects.

On June 17, 2008, in connection with the Purchase, Contribution and Partnership Transactions, the Partnership and its wholly owned subsidiaries entered into the First Amendment to Amended and Restated Credit Agreement, Limited Waiver and Consent and First Amendment to Security Agreement (the “Amendment No. 1 to Credit Agreement”), with Wells Fargo Bank, National Association, as administrative agent. Amendment No. 1 to Credit Agreement increased the borrowing base available under the Amended and Restated Credit Agreement dated November 1, 2007 to $900 million. The Partnership used borrowings under Amendment No. 1 to Credit Agreement to finance the Common Unit Purchase and the BreitBurn Management Purchase.